Exhibit 23.1


Consent of Independent Accountants


We consent to the incorporation by reference in this Registration Statement of Micron Technology, Inc. on Form S-8 of our report dated September 19, 1996, except as to the Stock Purchase Plans Note to Consolidated Financial Statements, the date of which is September 30, 1996, on our audits of the consolidated financial statements of Micron Technology, Inc., as of August 29, 1996, and August 31, 1995, and for each of the three years in the period ended August 29, 1996, which report is included in Micron Technology, Inc.'s 1996 Annual Report on Form 10-K filed on October 4, 1996 (File No. 1-10658).


Coopers & Lybrand L.L.P.

/s/ Coopers & Lybrand, L.L.P.

Boise, Idaho
November 26, 1996